OPTIMUM FUND TRUST

Supplement to the Trust's Prospectuses
dated August 1, 2003


Optimum Large Cap Value Fund only:

The following information is added to the "Profile:
Optimum Large Cap Value Fund" section:

The Fund may also invest in real estate investment trusts ("REITs").

Real Estate Industry Risk - Investments in REITs may be subject to certain risks associated with direct ownership of real estate and with the real estate industry in general. To the extent that the Fund holds real estate directly, as a result of defaults, or receives rental income from its real estate holdings, its tax status as a regulated investment company may be jeopardized. The Fund may also be affected by interest rate changes, particularly if the real estate investment trusts hold in the Fund use floating rate debt to finance their ongoing operations.

The following information is added to the section on "More information about the Funds' risks":

Real Estate Industry Risk - This risk includes among others: possible declines in the value of real estate;
risks related to general and local economic conditions; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties;
increases in competition, property taxes and operating expenses; changes in zoning laws; costs resulting from the clean-up of, and liability to third parties resulting from, environmental problems; casualty for condemnation losses; uninsured damages from floods, earthquakes or other natural disasters; limitations on and variations in rents; and changes in interest rates.
REITs are subject to substantial cash flow dependency, defaults by borrowers, self-liquidation, and the risk of failing to qualify for tax-free pass-through of income under the Internal Revenue Code, as amended, and/or to maintain exemptions from the 1940 Act.



Optimum Small Cap Growth Fund only:

On March 30, 2003 shareholders of the Optimum
Small Cap Growth Fund approved the selection of Oberweis Asset Management, Inc. ("OAM") as an additional sub-adviser for the Fund. Delaware
Management Company, a series of Delaware
Management Business Trust, and Columbia Wanger
Asset Management, L.P. currently serve and will continue to serve as adviser and sub-adviser, respectively. OAM will begin sub-advising its portion of the Fund's assets on or about April 1, 2004.

The following information supplements the similar information in the prospectus under the section
"Profile: Optimum Small Cap Growth Fund":

Profile:  Optimum Small Cap Growth Fund

What is the Fund's goal?
The Small Cap Growth Fund seeks long-term growth of capital.

What are the Fund's main investment strategies?
Under normal circumstances, the Fund invests at least
80% of its net assets (plus borrowings for investment purposes) in securities of small market capitalization companies. This policy may be changed only upon 60 days' prior notice to shareholders. For purposes of this Fund, small market capitalization companies are those companies whose market capitalization is similar to the market capitalization of companies in the Russell 2000 Growth Index. A company's market capitalization is based on its current market capitalization or its market capitalization at the time of the Fund's investment. Companies whose market capitalization no longer meets this definition after purchase continue to be considered to have a small-capitalization for purposes of this 80% policy.

The Fund intends to invest primarily in common stocks of U.S. companies, but it may also invest in other securities that the sub-adviser believes provide opportunities for capital growth, such as preferred stocks, warrants, and securities convertible into common stocks. In keeping with the Fund's goal, the Fund may also invest in foreign securities; futures, options, and other derivatives; and fixed income securities, including those rated below investment grade.

The Fund's manager, Delaware Management
Company (the "Manager"), has selected Columbia
Wanger Asset Management, L.P. ("Columbia
WAM") and Oberweis Asset Management, Inc.
("OAM") to serve as the Fund's sub-advisors. Each sub-advisor is responsible for the day-to-day investment management of the portion of the Fund's assets that the Manager allocates to the sub-advisor.
The Manager may change the allocation at any time.
The relative values of each sub-advisor's share of the Fund's assets also may change over time. Each sub-advisor selects investments for its portion of the Fund based on its own investment style and strategy.

In managing its portion of the Fund's assets, Columbia WAM typically looks for companies with:
a strong business franchise that offers growth potential; products and services that give the company a competitive advantage; and/or a stock price that Columbia WAM believes is reasonable relative to the assets and earnings power of the company. Columbia
WAM may identify what it believes are important economic, social or technological trends and try to identify companies it thinks will benefit from these trends. Columbia WAM relies primarily on independent, internally generated research to uncover companies that may be less well known than the more popular names. To find these companies, Columbia
WAM compares growth potential, financial strength and fundamental value among companies.

In managing its portion of the Fund's assets, OAM seeks to invest in those companies it considers to have above-average long-term growth potential based on its analysis of eight factors. OAM considers or reviews the following factors and information as guidelines to identify such companies: extraordinarily rapid growth in revenue; extraordinarily rapid growth in pre-tax income; a reasonable price/earnings ratio in relation to the company's underlying growth rate;
products or services that offer the opportunity for substantial future growth; favorable recent trends in revenue and earnings growth, ideally showing acceleration; reasonable price-to-sales ratio based on the company's underlying growth prospects and profit margins; the company's financial statements, particularly footnotes, to identify unusual items which may indicate future problems; and, high relative strength in the market, in that the company's stock has outperformed at least 75% of other stocks in the market over the preceding twelve months. Such factors and the relative weight given to each will vary with economic and market conditions and the type of company being evaluated. No one factor will justify, and any one factor could rule out, an investment in a particular company.

In response to market, economic, political or other conditions, a sub-advisor may temporarily use a different investment strategy for defensive purposes.
If a sub-advisor does so, different factors could affect the Fund's performance and the Fund may not achieve its investment objective.

What are the main risks of investing in the Fund?
Investing in any mutual fund involves risk, including the risk that you may lose part or all of the money you invest.

The Fund's performance may be affected by one or more of the following risks, which are described in more detail in the section "More information about the Funds' risks."

Derivatives Risk - The Fund's investments in derivatives may rise or fall more rapidly than other investments.

Equity Risk - Stocks and other equity securities generally fluctuate in value more than bonds.

Fixed Income Risk - Investments in fixed income securities may subject the Fund to the following risks:

Credit Risk - An issuer of a security may not be able to make interest and principal payments when due.

Interest Rate Risk - In general, securities, particularly bonds with longer maturities, will decrease in value if interest rates rise and increase in value if interest rates fall.

Lower Rated Securities Risk - "Junk" or "high yield, high risk" bonds, while generally having higher yields, are subject to reduced creditworthiness of issuers, increased risks of default and a more limited and less liquid secondary market than higher rated securities.

Foreign Risk - The Fund's investments in foreign securities may be adversely affected by political developments, changes in currency exchange rates, foreign economic conditions or inadequate regulatory and accounting standards. Foreign securities markets may be less liquid and more volatile than U.S.
markets.

Currency Risk - Changes in the exchange rates between the U.S. dollar and foreign currencies may negatively affect the value of an investment.

Emerging Markets Risk - Risks associated with international investing will be greater in emerging markets than in more developed foreign markets.

Investment Style Risk - The sub-adviser primarily uses a particular style - in this case, a "growth" style - to select investments for the Fund. This style may not produce the best results over short or longer time periods and may increase the volatility of the Fund's share price.

Growth Investing Risk - "Growth" stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks. "Growth" stocks also tend to be sensitive to changes in their earnings and more volatile than other types of stocks.

Issuer-Specific Risk - The value of an individual security or particular type of security can be more volatile than the market as a whole and can perform differently from the market as a whole.

Market Risk - This is the risk that all or a majority of the securities in a certain market - like the stock or bond market - will decline in value because of factors such as adverse political or economic conditions, future expectations or investor confidence.

Portfolio Management Risk - The sub-adviser's strategies and its securities selections might fail to produce the intended result.

Portfolio Turnover Risk - High portfolio turnover may result in increased transaction costs to the Fund, which may result in higher Fund expenses and could reduce investment returns.

Small Capitalization Companies Risk - Risk is greater for investments in small capitalization companies because they generally are more vulnerable than larger companies to adverse business or economic developments. Consequently, the prices of small company stocks tend to rise and fall in value more frequently than the stocks of larger companies.

An investment in the Fund is not a deposit of any bank and is not insured or guaranteed by the Federal
Deposit Insurance Corporation (FDIC) or any other government agency.

You should keep in mind that an investment in the Fund is not a complete investment program; it should be considered just one part of your total financial plan. Be sure to discuss this Fund with your participating securities dealer or other financial intermediary to determine whether it is an appropriate investment for you.


The following information supplements the similar information in the prospectus under the section "Who
Manages the Funds: Optimum Small Cap Growth
Fund":

Small Cap Growth Fund

Columbia Wanger Asset Management, L.P.
("Columbia WAM"), located at 227 West Monroe
Street, Suite 3000, Chicago, Illinois 60606, and its predecessor have managed mutual funds since 1992.
As of March 31, 2003, Columbia WAM and its affiliates had over $139 billion in assets under management. Columbia WAM has held its Fund responsibilities since the Fund's inception.

Robert A. Mohn, a Portfolio Manager with Columbia
WAM, is primarily responsible for the day-to-day management of Columbia WAM's share of the Fund's assets. Mr. Mohn has been a member of the domestic analytical team at Columbia WAM and its predecessor since 1992 and has been a portfolio manager since 1996. He has held his Fund responsibilities since the Fund's inception.

Oberweis Asset Management, Inc. ("OAM"), located at 951 Ice Cream Dr., Suite 200, North Aurora,
Illinois 60542 was founded in 1989 and manages mutual fund and private accounts. As of March 31, 2003, OAM and its affiliates had over $163 million in assets under management. OAM has held its Fund responsibilities since April 1, 2004.

James W. Oberweis, CFA, is President and Portfolio
Manager with OAM, is primarily responsible for the day-to-day management of OAM's share of the Fund's assets. Mr. Oberweis has been a member of the portfolio management team at OAM since 1996. He has held his Fund responsibilities since April 1, 2004.





This Supplement is dated March 31, 2004.